EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Travelzoo Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-121076 and 333-119700) and on Form S-8 (No. 333-116093) of Travelzoo Inc. and subsidiaries (Travelzoo Inc.) of our report dated February 17, 2012, with respect to the consolidated balance sheets of Travelzoo Inc. as of December 31, 2010 and 2011, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which report appears herein.

/s/ KPMG LLP

Santa Clara, California

February 17, 2012